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                                                                   Exhibit 10.78

                                 January 8, 1998

                            PERSONAL AND CONFIDENTIAL

Mr. Vince Pisano
Educational Medical, Inc.
1327 Northmeadow Parkway
Suite 132
Roswell, GA 30076

         Re:      Educational Medical, Inc. (the "Company")
                  Various Compensation Issues

Dear Vince:

         The Board of Directors (the "Board") of the Company has requested me to set forth the agreement reached between the Board, on behalf of the Company, and yourself concerning various compensation issues relating to any sale or change in control of the Company resulting from the current undertaking to find a strategic or financial buyer (an "Investment Transaction").

         If the Company completes any Investment Transaction with respect to which the aggregate gross consideration per share (the "Purchase Price Per Share") with respect to each share of the Company's outstanding Common Stock equals or exceeds $10.00 per share, you and Mr. Kerber will receive, pro rata based on your then current regular cash compensation, $500,000 plus 2% of the amount by the total Purchase Price Per Share for all then outstanding shares exceeds $10.00 per share. These payments will be made to you and Mr. Kerber simultaneously with the closing of the Investment Transaction, but only if the Board determines that each of you has made a good faith effort to complete the Investment Transaction as intended and have taken no action which reasonably could be considered as intended to impair the completion of the Investment Transaction.

         Should you be terminated from your employment with the Company for any reason other than for cause within twelve (12) months after the closing of an Investment Transaction, you will receive monthly payments equaling one year's salary, at your regular cash compensation level at the time of termination, after offsetting any cash compensation you receive from any other employment or consulting activities during such period. A reduction in salary or material change in responsibility, exclusive of change in title only (e.g., becoming the chief financial officer of a division operating substantially all of the Company's business but without the title of Chief Financial Officer or Vice-President), will constitute


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Mr. Vince Pisano                                       PERSONAL AND CONFIDENTIAL
January 8, 1998
Page 2

termination other than for cause. As Chief Financial Officer of the Company, except as otherwise provided in this Agreement, all other terms of your employment will be subject to the same employment terms contained in Mr. Kerber's current employment contract.

         In the event that your employment with the Company is terminated without cause within the twelve (12) month period following the completion of an Investment Transaction, health and related benefits will be continued by the Company for twelve (12) months following date of termination. Such health and related benefits shall be continued at the level in place on the date of termination. Additionally, the Company will provide, upon request, outplacement services at a cost not to exceed $35,000.

         Stock options concerns have been addressed by separate correspondence.

         Should any element of this agreement be proposed for amendment by management at a later date, all elements will be subject to reconsideration.

         If the above accurately reflects your understanding of the agreement between yourself and the Board, please sign the enclosed duplicate copy of this letter and return it to me at your earliest convenience.

                                           Sincerely,

                                           /s/ Morris C. Brown
                                           Morris C. Brown, Secretary

Acknowledged and Agreed:


        /s/ Vince Pisano
--------------------------------
Vince Pisano

Date: January 8, 1998